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                                                                      EXHIBIT 12

                     CONAGRA FOODS, INC. AND SUBSIDIARIES
                           COMPUTATION OF RATIO OF
                          EARNINGS TO FIXED CHARGES
                                (in millions)

                                                                                                   TWENTY-SIX
                                                                                                  WEEKS ENDED
                                                                                                  NOVEMBER 26,
                                                                                                     2000
                                                                                                 -------------
        Fixed Charges as defined:
          Interest expense                                                                       $       207.2
          Capitalized interest                                                                             2.7
          Interest in cost of goods sold                                                                  16.2
          Preferred distributions of subsidiary                                                           21.2
          One-third of noncancelable lease rent                                                           13.7
                                                                                                 -------------
            Total fixed charges (A)                                                              $       261.0
                                                                                                 =============

        Earnings as defined:
          Pretax income after elimination of undistributed earnings of equity method investees   $       728.3
          Add fixed charges                                                                              261.0
          Less capitalized interest                                                                       (2.7)
                                                                                                 -------------
            Earnings and fixed charges (B)                                                       $       986.6
                                                                                                 =============

        Ratio of earnings to fixed charges (B/A)                                                           3.8

        For the purposes of computing the above ratio of earnings to fixed charges, earnings consist of income before taxes and fixed charges. Fixed charges, for the purpose of computing earnings, are adjusted to exclude interest capitalized. Fixed charges include interest on both long and short-term debt (whether said interest is expensed or capitalized and including interest charged to cost of goods sold), and a portion of noncancelable rental expense representative of the interest factor. The ratio is computed using the amounts for ConAgra Foods as a whole, including its majority-owned subsidiaries, whether or not consolidated, and its proportionate share of any 50% owned subsidiaries, whether or not ConAgra Foods guarantees obligations of these subsidiaries.


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